Exhibit 99.1

SonoSite, Inc.

Moderator: Anne Bugge

October 30, 2008

3:30 p.m. CT

Operator:  Good day everyone and welcome to the SonoSite third quarter 2008 results conference call.  Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Ms. Anne Bugge.  Please go ahead.

Anne Bugge:  Thank you, operator and good afternoon.  This is Anne Bugge, Vice President of Corporate Communications for SonoSite.

Before we begin, SonoSite issued its news release on October 23rd, 2008 regarding financial results for the third quarter ended September 30th, 2008.  You can access the release on SonoSite’s Web site at www.sonosite.com under the investors section or call SonoSite Investor Relations at 425-951-1375 for a copy.

A replay of the call will be available beginning at 4:30 p.m. Pacific Time today and available through midnight Pacific Time, November 13th, 2008.  The replay number for U.S. participants is 719-457-0820 or toll free 888-203-1112.  The confirmation code is 4566842.  Additionally, this call is being broadcast over the Internet and can be accessed via the company’s Web site at sonosite.com.

I would like to remind you that this conference call contains certain projections or forward-looking statements regarding future events or the future financial performance of the company.  Except for historical information discussed in this conference call, the statements made today, contain forward-looking statements that involve substantial risks and uncertainties.  Actual results could differ materially because of factors listed in the management discussion and analysis section of the company’s 2007 Form 10-K and in other filings and reports with the SEC.  We do not undertake any duty to publicly update any forward-looking statements.

Now, I would like to turn the call over to Mr. Kevin Goodwin, President and Chief Executive Officer of SonoSite.

Kevin Goodwin:  Thanks, Anne and good afternoon everyone.  Thank you for joining us on the call today.  Also with us today is Mike Schuh, our CFO, who’s returning for an encore performance.  I’m going to review the third quarter highlights as well as make a few comments on year-to-date and cover the current financial and market environment.

Our momentum continued in the third quarter.  Overall performance was solid in revenue profitability and cash flow at 23 percent growth.  Third quarter revenue was driven by continued strong demand for our new products -- the M-Turbo and the S Series as well as international growth of 30 percent.

The U.S. also came in with respectable growth of 18 percent.  This time around foreign exchange only added 0.6 percent to the growth rate for the third quarter.  We achieved operating income of $10 million for the quarter which was a record.  We reported net income of $4.7 million for the quarter or 27 cents per share.

Speaking for a moment on year-to-date, for nine months, worldwide revenue is up 24 percent to $173 million, foreign currency added 2.7 percent to that growth rate.  Year-to-date net income grew to eight-and-a-half million or 49 cents per share.  (Carving out a few balance sheet items, which are being compared with December 31, ‘07, cash and investments were $330.5 million as it compared with $309.8.  That’s at the end of Q3.  Our day sales outstanding were 83 days compared to 85 and inventory turned to a level of 2.4.  Cash flow from operations for the nine months was $18 million compared with $13.5 million on ‘07, reflecting improved operating results.

Now, for some commentary on the key drivers of our business.  For the international group, this was the eighth consecutive quarter with growth rates of better than 20 percent.  In the U.S., they grew 18 percent which we thought was solid overall.  We did see some delay in orders in the third quarter toward the end of the quarter, I’ll comment on that later.  The M-Turbo and the S Series hit 60 percent of Q3 revenue.

The S Series, which is very unique, continued to gain momentum.  The recent installation of 12 mounted S-FAST systems on the trauma towers at the new L.A. County-USC Trauma Center, which are integrated with patient monitoring and defibrillators, is a strong statement about the future value of zero footprint, mountable ultrasound.  This medical center is arguably the busiest and most advanced trauma center in the world.

The S Series also notched another award, this time from “Real Time Image” magazine as the year’s most valuable ultrasound product.  And more recently, we just returned this week from three major national trade shows in our Golden Triangle markets in the U.S.  I have to say I’m very encouraged by the strong interest in point-of-care ultrasound applications and also vis-à-vis the other more expensive imaging modalities.

During the last month, we also introduced an important upgrade for the M-Turbo system -- what we call Sono GT™ Technology, which further expands the platform’s capabilities including the addition of an innovative remote control that allows the clinician to change system settings without needing to touch the system itself.

And finally, our fifth independently conducted survey showed that our products continued to score very high  to six months as well as longer term customers who had SonoSite systems for periods ranging from eight months to three years.

I want to shift over now to the market environment as we see it right now.  We did a post mortem on our Q3 business where we saw some signs of a slowdown in the U.S. economy and some impact on hospital purchase behavior that delayed some of our U.S. revenue in Q3.  Subsequently in Q4, we have seen some other delays in orders that we do expect to continue throughout the quarter which is consistent with reports we’re seeing from other analyst firms and so on.

With that said, we think we’re in pretty good position given our price point, the fact that our devices are revenue positive and favorable to patient safety, have very good return on investment, with very quick payback periods but nonetheless we see some slowdown in purchasing having an effect on our short-term outlook.

We’ve recently had a couple of very important wins worth noting.  HealthTrust, a hospital purchasing group with over 1,300 hospital facilities and more than 3,000 outpatient centers, recently awarded SonoSite a three-year contract for portable ultrasound.  While the contract does not guarantee volume, it’s important because it gives us access to a hospital network where we haven’t had access before.

Additionally, in a very highly competitive purchase decision, Stanford University recently chose to standardize on our M-Turbo (TM) and S Series (TM) for the operating room, emergency room, ICU, and anesthesia.  We have often discussed that design for the point-of-care is a competitive advantage of SonoSite and during a side by side product demonstration, a bottle of water accidentally spilled on the keyboard of our M-Turbo and as we expected it continued to perform -- it booted up immediately and went right back to work.

The physicians asked GE to spill some water in their system and it shorted out.  Afterward, the physicians told our reps that it was very nice to see a system that would work with water poured on it but it was the confidence that our system could continue working under any circumstances that made that deal.

We’re also cautious as we head forward about the short-term impact to foreign currency (devaluations) that could have some negative effect on revenue translation as well as possibly some diminished orders.  It’s tough to quantify that but we are taking a conservative posture in our revenue estimates and we’ll continue to do so as the quarter unfolds.  I would say that we have an understanding of where we are and we’re tracking things very carefully and while the quarter is within reach in terms of what we were forecasting, certainly it isn’t assured.

Moving on to an update for M&A activity as you saw from our press release last week, we ended negotiations on a potential acquisition and therefore taking a charge for the associated expenses.  With the discontinuation on our discussions we’ve taken the opportunity to go to the open market and retire approximately $60 million of our senior convertible notes.  These repurchases will result in a pre-tax gain this quarter of approximately $11 million and our Board has authorized additional repurchases as management deems appropriate on an opportunistic basis.

We’re also updating our view for 2008.  We now expect that revenue growth for the year to be approximately 18 to 20 percent, a slightly broader range due to the factors I just discussed.  However, operating margin guidance of nine to 10 percent remains unchanged.  This includes the $3 million charge for expenses associated with the discontinued acquisition and severance cost and the litigation benefit recorded in Q3.

As before, we expect gross margin for the year to be about 70 percent.  Looking below operating income, we expect other expense will be approximately $3.8 million for the year excluding gains from the repurchases announced today.  We expect our tax rate for the year to be approximately 41 percent.  This is slightly higher than we previously projected due to the issues already discussed in the Q3 analysis.  It is lower than our year-to-date tax rate due to the renewal in Q4 of the federal R&E -- research and experimentation -- tax credit that will be retroactive at the beginning of the year.

So I’d like to just open the call for questions and we’ll take it from there.

Operator:  Thank you.  If you would like to ask a question today, you may press star one on your touch-tone telephone.  If you’re using a speakerphone, please ensure your mute function is turned off so that your signal can reach our equipment.  Once again that’s star one for questions.  And we’ll pause for a moment to give everyone an opportunity to signal.

And we’ll go to Alan Robinson, Royal Bank of Canada.

Mike Schuh:  Hello.

Kevin Goodwin:  Hello, Alan.

Alan Robinson:  Hi, you’ve mentioned delays in sales trends at U.S. hospitals.  Can you comment or expand on any similar delays with European sales?

Kevin Goodwin:  I haven’t seen those at all, Alan.  Our book of business in Europe is on track as of today.  So we haven’t had that happen to us at all.

Alan Robinson:  And back on the U.S. sales picture, are you seeing significant differences between sales to the hospital channel and sales to the physician’s office channel?

Kevin Goodwin:  Well, the delays that we’ve seen are almost all on a hospital side, let me say it this way, and the trend line on the office is good.  But certainly there is uncertainty out there so we haven’t quantified any delays in private office buying but certainly on the hospital side.

Alan Robinson:  And have you got any sort of color with respect to some of the causes of these delays, whether that is just a general conservatism on the part of office administrators or whether the difficulty in obtaining financing is coming into play?

Kevin Goodwin:  No.  It is mostly temporary freezes.  So a lot of the items that are on the shelves so to speak are 30, 45, 60-day freezes.  Some are longer, a few are indefinite.  The majority are short-term freezes so it appears that a lot of hospitals are just taking a little pause here.  I can’t tell you what’s going to happen to all those but it does not seem related to any shortage of getting financing but rather just a more conservative posture which I think is understandable.

Alan Robinson:  OK.  And then just finally, you’ve got my attention, Kevin, in your prepared remarks where I think you observed that interest in point-of-care imaging is on the rise perhaps at the expense of more expensive ultrasound systems.  Did I get that right, could you perhaps you know expand on that?

Kevin Goodwin:  We’re seeing more and more clinicians start to vocalize the benefits of high resolution point-of-care ultrasound as one example and where they don’t need in certain cases when they’re managing patients, to order x-rays and CTs and such as much as they have in the past because they’re able to get the answers they want.  That’s not a commentary on substitution one way or the other as to what’s clinically appropriate but I definitely see us heading into an era where people are starting to look more carefully at whether they can get the answers they need clinically and immediately with point-of-care ultrasound and avoid these, you know, confirmatory, sometimes perhaps unnecessary, other tests.  So I find that encouraging to hear it as a dialogue point coming out of the recent trade shows.

Alan Robinson:  All right, thank you.  I’ll get back in line.

Operator:  And we’ll go next to Raj Denhoy, Thomas Weisel Partners.

Raj Denhoy:  Great, thanks.  I wonder if I could ask a little bit about the foreign currency.  You mentioned you’re taking a bit more of a conservative tack on that as well.  Can you give us some sense of, you know, how much of your sales are denominated in foreign currencies versus U.S. dollars and then also how much of that impacts the bottom line.

Kevin Goodwin:  Let me have Mike Schuh take that.  Mike?

Mike Schuh:  Yes, I mean in terms of our view, we’re sort of just taking the rates as they stand today so I think that’s the conservative approach, and then in terms of the impact I would estimate that the impact as it stands today would be about four percent in terms of the impact to revenue growth rate in the fourth quarter.

Raj Denhoy:  OK.  So you’re saying that foreign currency will have four negative points of growth in your fourth quarter?

Mike Schuh:  Yes.  If the rates stand as they are today.

Raj Denhoy:  OK.  And then just the question about, you know, how hedged you are, internationally or otherwise, so that you know how much of impact will that currency have on the bottom line?

Mike Schuh:  Well, in terms of our intra-company balances, we’re fully hedged.  So on the other income line that doesn’t -- that won’t impact us this quarter.  Where it impacts us is just whatever the revenue growth rate reduction is and how that flows through the gross margins and that’s why when we forecast 70 percent gross margin for the year that may imply slightly reduced margin in the fourth quarter taking into account the reduction in the currency rates.

Raj Denhoy:  OK.  And then (can I ask one) this is about ‘09, you know, you’re taking a pretty conservative tack here.  It sounds like on the fourth quarter and I think you mentioned that some of these freezes and delays you’re seeing may be temporary in nature.  Have you given any thought to what you think ‘09 might look like at this point?

Kevin Goodwin:  Well, we have some very detailed plans already done for ‘09.  Certainly the current situation to us feels like a temporary problem.  Whether we’ve hit the bottom of it or not is unknown to us.  But we’re in a position where for ‘09 we have a number of things working in our favor.  You’ll see some new product innovations.  It will be very appropriate to the times we’re in and continued strengthening of the business model in terms of things we do.  So you know we’re bracing for a tougher year but yet we’ve done a lot of planning and we’re going to just power through and I think you’ll find us to be in very good shape when it’s all said and done.

Raj Denhoy:  OK.  And just one last one, you know the one piece of guidance you have put out there for ‘09 is that you think you can get to 15 percent operating margins.  Do you still think that’s doable next year?

Kevin Goodwin:  Well, we’re still planning on going forward, if that’s your question.  We’re not -- we’re not abandoning that goal.  Obviously, the number one issue for us will be to get a good fix on what we think the revenue line is going to do but I can tell you that the objective for next year is to try the land the business at about 15 percent op margins based on what that revenue turns out to be.  That will be a little harder because of the fact that the year has more uncertainty.  But that’s still the goal.

Raj Denhoy:  OK.  OK.  Thank you.

Operator:  And we’ll go next to Charley Jones, Barrington Research.

Charley Jones:  Good afternoon.  Welcome back, Mike.

Mike Schuh:  Hi.

Charley Jones:  Thank you, Kevin.  Did you guys have -- these delays that you had prior to or subsequent to, you know, your issuing a revised guidance of 19 to 20 percent?  I guess my question really is you know did you have all these information that you talked about today when you gave your guidance or are you feeling differently than you even did last week due to some delays that have occurred?

Kevin Goodwin:  No, we didn’t, Charley.  We’ve been following the trend weekly in October and we decided to widen that guidance up this week based on the trending.  So you know what we thought we’re going to book in October we’re coming in a little light.  It’s not a catastrophe but nonetheless it’s light and the numbers get bigger in November and December.  So we’re trying to take a conservative approach but we -- you know, we always, when we know something and it feels material, we’ll bring it out right away, but not until we’re firm with it.

Mike Schuh:  Yes and also, Charley, I would just add that you know certainly the foreign currency environment changed radically since that time -- not that that it’s going to stay that way -- but we certainly saw deterioration that we weren’t expecting.

Charley Jones:  Thank you, Mike.  Kevin, you know given your buyback of converts I think it’s fair to say -- is it fair to say that an acquisition is off the table for the medium-term?

Kevin Goodwin:  You know we’re still open-minded in thinking strategically -- it’s fair to say that in the short and medium-term there’s nothing that we’re actively working on but we’re open-minded.  So that’s probably a good assumption on your part.

Charley Jones:  All right.  Thank you.  And then you know it was my understanding that your convertible notes were not very easily retirable but obviously today’s announcement goes in the face of that thought.  Can you tell us a little bit about, you know, does someone have to come to you with this or you know is it -- is this something that you have to negotiate each time or is there a fairly simple math you get to?  And if you -- if you can’t get people to you know come back and allow you to retire these convertible notes, would you be open to a buyback to prevent the dilution?

Kevin Goodwin:  Well, I think Mike should probably cover the mechanics of this.  I would say that the move was made opportunistically given the decision to discontinue the discussions on an acquisition and the obvious excess cash we had.  Mike, can give you more color on the mechanics of all this?

Mike Schuh:  Charley, on the mechanics, the notes are traded -- are openly traded in the market.  So you can go into the market and buy those notes.  The issue has always been at what price and with the dislocation in the market, it made that attractive to go into the open market and make some purchases.

Charley Jones:  All right, thanks.  That’s very helpful.  And then I guess finally you know I’ve been modeling the 15 percent operating margin and I guess you know I’ve got my sales assumptions in the low double digits, Kevin, and I’m just wondering can you get there in the low double digits or do you need to be more in the mid double digits or high double digits of revenue growth to get to that 15 percent.  I’m just kind of curious what you were thinking when you put out that goal for revenue estimates.  I mean when I was looking at this last year, just to be a little bit verbose, I was looking at a new product cycle and that ending kind of in ‘09 which would you know bring down revenue a little bit.  But you know I’m curious what your thoughts were about revenue growth when you put out that 15 percent (EBIT) margin goal.

Kevin Goodwin:  Well, you’ll see new products from SonoSite in 2009 and 2010 just like you saw them in 2008 and 2007.  Remember, as we exited ‘06 and entered ‘07, we amped up our R&D spending a lot.  The idea was to really continue to segment the market, drive more innovation and drive more products to market for different customers to drive growth.  So that will continue.  We are not slowing that down at all.

It’s obviously a period of uncertainty given what’s happening in the world financial markets and in product markets and we’re just you know subjected to that like everyone else.  So I’d say that the mindset we have remains one where we’re going to try to drive 15 percent op margin next year out of whatever revenue we get.  Certainly there are some limits to that and certainly we’ll continue to invest in our business for the long-term.  The fundamentals look great to us and we only have really upward to go from here.

So I think it’s important to understand we’re still going to go after 15 percent.  We’re not imagining much expansion on our SG&A but we’ll give you some commentary on that in February or actually earlier than that in the January timeframe.  So you know I think it’s more of a mindset.  Management is not shying off or shying away from that goal and we’ll continue to report things as we -- as things develop.  But generally you know, other than this economic situation which is going to be tough for everyone, we feel good.

Charley Jones:  Great.  I’m going to throw in one last one.  Sorry.  That’s very helpful, Kevin.  I guess lastly do you feel that there could actually be a trade down from these more expensive carts to hand carried, that you’re starting to get the ear of maybe even radiology, cardiology, labs, whatever, you know, that might have bought a cart in the past and you’re maybe starting to see some cannibalization here?

Kevin Goodwin:  If you’re thinking -- if you think over three to five years, yes, for sure.  That time is about to arrive.  You know one year forward, hard to predict that but I’d say that in general as the performance of our devices improves, the obvious reliability, durability advantages show up in our operating cost that we have an opportunity to expand our footprint.  Our credibility is rising so I’d say over three or five years definitely.  And to us it just opens up a greater footprint opportunity.

Charley Jones:  Thanks again.

Operator:  And once again it’s star one for questions.  We’ll go to Charles Chon, Goldman Sachs.

Charles Chon:  Hi, everybody, thanks for taking the question.

Mike Schuh:  Hello.

Charles Chon:  So just going to the guidance, as we think about the implied revenue guidance for the fourth quarter, we’re talking about pretty wide range here, if I’m not mistaken, of six percent growth to as high as 12 percent growth.  Could you help us understand a little bit more about what assumptions have been baked into the low end and the high end of this guidance range?

Kevin Goodwin:  Sure.  Charlie, the high end is the -- is the forecast that we have entered the quarter with and which itself was I think relatively conservative but still you know strong.  The low end we try to quantify to the best of our ability what we think the bottom could be if current trends held and currencies were as adverse as Mike mentioned they’ve been assumed to be.

So we’re trying to give you the investor or the analyst some boundaries.  Obviously we’re not perfect but we did a lot of work on that.  And our point of view is just to try and give you a sense of what we think the boundaries are to the best of our ability and to bake in the variables that matter.

Let me just give you a quick summary.  The international channel which is doing great -- they could be adversely affected by translation as well as perhaps some order delays.  So far, as of now, they are right on track for their number and are, you know, chugging along well.  So there’s no negative or positive components to talk about there, they’re on track.

U.S. enterprise is expected to be on or above its forecast and is tracking that way as of today.  And then U.S. direct which is our hospital office channel is tracking with a negative variance to their going in forecast presently ranging between 10 and 15 percent of the orders forecasted are in a delay category.  Not all those are delayed beyond 90 days.  We have to see what happens.  So that’s the way we started and we thought we should give you some decent boundaries and hopefully and most likely we’re right.

Charles Chon:  That’s extremely helpful.  Thanks, Kevin.  In terms of geographic mix, maybe could you give us a little better understanding of what the low end can look like?  Is it possible that we can actually have a higher international mix with that low end scenario?

Kevin Goodwin:  Well, let’s see here.  Let’s just take a look at the numbers.  Mike, why don’t you handle the question?  You got it right in front of you.

Mike Schuh:  Yes, I still would expect that the U.S. will exceed international in terms of the mix.

Charles Chon:  Oh, OK.

Mike Schuh:  In either scenario.

Charles Chon:  Great.  That’s fantastic.  And so then in terms of gross margins we should actually see the seasonal uplift from the -- at least a stronger contribution coming from the U.S., correct?

Mike Schuh:  Yes, they’ll comprise the bigger portion of the mix.  So yes.

Charles Chon:  Excellent.  And just to better understand, what sort of (FX impact) should we expect on operating margins for the quarter if you’re thinking of four percent negative head wind on the top line?

Mike Schuh:  Yes, basically that probably just, you know, we kind of balance the reduction on the margins side with the decrease in expenses.  It’s not -- it’s not perfect but, you know, probably half a percent or so.

Charles Chon:  OK.  Great.  Thanks.  And then just to actually segue into expenses, the company has done a tremendous job of controlling expenses throughout the year and this is especially the case in the third quarter were we saw SG&A only grow one percent year over year.  So aside from the typical seasonality that we would see throughout the year for expenses, can you frame for us how the base level of spend should trend going forward here?

Kevin Goodwin:  That’s a good question, Charlie.  Let me jump on that.  We’ve been tracking that very carefully and obviously the company continues to make investments but we’re also making offsets as the year goes on.  So at this stage, separating out any decisions we make to do anything more aggressively which presently we have nothing to talk about you know our run rates look pretty stable.  There’s the seasonality factor which you mentioned but other than that there’s still upward trend.  There’s been some offsets and departures in terms of head count.  There’s been some reductions throughout this year in terms of what I call not essential spending that was discretionary.  And then there have been adds here and there.

So we’ll give you greater clarity in early January but I don’t see a big up tick in the run rate in SG&A.  We’ll still have an eye on investing on our business -- let me say -- so you know we’ll do that but nonetheless at this stage, I think the trend line in SG&A looks right about where it’s going to be.

And then -- and I’m talking about heading forward now.  R&D, you know, we’ll continue to be charting out products so we might see a little bit of an up tick in R&D but certainly not double digit growth by any stretch.  And we’ll be very careful in trying to land the plane on the 15 percent line next year to the best of our ability.

Charles Chon:  So going forward, could there be opportunities for continued expense reductions and if so, where we can see some of those reductions come?

Kevin Goodwin:  Well, I think you’re going to see couple of things happening simultaneously.  Things that we’ve done in the past, cost structures including people that have not been replaced will be taken to the bank and saved.  We’ll see some benefit from hopefully reduced litigation spending but that’s not always guaranteed.  And then at the same time we’ll be putting some of those dollars against opportunities.  So if we can hold our SG&A level or relatively level, we certainly feel we’re going to get some growth out of this business next year and that the gross margins are protectable.  And we ought to be able to create value.

But there’s spending that we’ve been able to take out this year that won’t repeat and we’ve continued to be very focused on connecting the dots in terms of how we create demand and convert to revenue and if we can get more efficient at that you’ll see some benefits.  So people are focused on it.  I will tell you that much.

Charles Chon:  Excellent.  Thank you very much.

Operator:  And we’ll go next to Alan Robinson, Royal Bank of Canada.

Alan Robinson:  Mike, I’ve got a quick follow up question regarding the convertible.  I just wanted to get this straight.  So you’re going to report a pre-tax gain of $11 million in the current fourth quarter and then there was mention of $400,000.  So is the $400,000 just the cash upfront fee you’ll get and the $11 million is the accounting difference?

Mike Schuh:  The $11 million is the accounting gain and the $400,000 is a balance sheet item just to unwind the (call) spread that we entered into.

Alan Robinson:  Right.  Got you.  And then, would you care to have a stab at the potential impact of the -- this proposed accounting change for interest on convertible debt?  I mean clearly your balance has gone down but have you done a scenario analysis whereby you’ve figured what the EPS impact might be on charging higher interest costs next year?

Mike Schuh:  Well, I would answer that this way.  I mean, first of all, yes, it will be impacted by the accounting change.  It is a non-cash item and it will not affect, operating income as it will be interest expense on the other income line.  So operating income will stay the same.  Also prior periods will be restated so that comparability will be achieved from year over year.  It won’t be like the change when the stock comp was implemented everybody would do the “with and without”.  So there’ll be comparability.

And as far as the amount, right now sort of just quickly kind of running through the numbers with the purchases that we’ve done, we’ll probably be somewhere in the neighborhood of five-and-a-half to maybe six million in terms of additional interest expense that we would need to record.

Alan Robinson:  Annual additional interest expense.

Mike Schuh:  Yes.

Alan Robinson:  Right.  OK.  And what else, just going back slightly, the $11 million gain that you expect, what’s the tax treatment of that?  Is it taxed at your regular rate?

Mike Schuh:  Yes.

Alan Robinson:  OK.  That’s all.  Thank you.

Kevin Goodwin:  OK.

Operator:  And once again, it’s star one for question.  We’ll pause for a moment.

It does appear there are no further questions at this time.  So I’ll turn the call back to management for any additional or closing remarks.

Kevin Goodwin:  OK.  Well, thank you, everyone.  I’d like to remind all of you that even though the macro and market environment maybe difficult here now, we feel that’s really going to be a temporary problem.  Our value proposition and our financial position are as strong as ever.  Product line and organization is performing as good as it ever has and we think we’re in a very good position to weather any challenges that are thrown at us.  And candidly despite all these, we’re pretty optimistic that we’ll end up being a solution to healthcare problems, which we feel certain will become more and more important in the next five years.

So thanks for your time today and we will be in touch.

Operator:  And that does conclude today’s conference.  Thank you for your participation.  You may disconnect at this time.

END